UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 22, 2017

BROADWAY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27464	95-4547287
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Wilshire Boulevard, Los Angeles, California	90010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (323) 634-1700

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 22, 2017, Broadway Financial Corporation (the “Company”) and Wayne-Kent A. Bradshaw, President and Chief Executive Officer of the Company (the “Executive”), entered into an employment agreement providing for the Executive to serve as the Company’s chief executive officer and a member of its board of directors (the “Board”) and that of the Company’s subsidiary bank (the “Bank”) and having the following principal terms:

Term of Employment: Three-year term, subject to one-year extension each year at election of the Board and the agreement of the Executive to such extension.

Base Salary: $435,000 per year, subject to increase but not decrease in the Board’s discretion.

Bonus Opportunity: During the period that the Company remains subject to the requirements of the United States Treasury Department’s Troubled Asset Relief Program (the “TARP Period”), the Executive will have an annual bonus opportunity, with bonuses being payable solely in TARP-compliant long-term restricted stock (up to the maximum permitted amount), on terms decided by Compensation Committee of the Board.  After termination of the TARP Period, the Executive’s annual bonus opportunity will be as determined by the Compensation Committee.

Equity Incentives: During the TARP Period, equity incentive awards to the Executive will be limited to the annual long-term restricted stock bonus grants described above, except that the Executive will participate in the Company’s employee stock ownership plan (“ESOP”).  Thereafter, equity incentive awards to the Executive will be in such amounts and such forms (restricted stock, stock options or other stock-based compensation) as will be determined by the Compensation Committee, but all such awards will be required to vest as to 33% on the first anniversary of grant, with the remainder vesting in equal monthly installments over the following 24 months, or in full in the event of the Executive’s earlier death, Disability, termination for Good Reason, or termination by the Company without Cause.

Vacation and Other Benefits: The Executive will be entitled to: (i) vacation of 20 days annually, with right to carry over up to 15 days of vacation; (ii) automobile allowance of $1,500 per month; (iii) medical, dental, life and long-term disability insurance, and other benefit programs provided to other senior executives of the Company; (iv) 401(k) plan participation with current Company matching contribution policy; and (v) social club dues in accordance with Company policy, including dues currently paid by the Company of $1,000 per month.

Termination and Severance: The Executive would be entitled to receive payment of all salary and benefits accrued up to the termination date of his employment in all employment termination events, but no severance payment would be permitted to be paid or earned during TARP Period.  Thereafter, the Executive would be entitled to receive the following-described Severance Payment upon termination of his employment by the Company without Cause (which includes failure of the Board to elect an annual one-year extension of the term of the employment agreement term as described under “Term” above), by the Executive for Good Reason, or due to Disability.  The Severance Payment will be 36 months of the Base Salary and other benefits summarized above, payable over that period in accordance with the Company’s normal payroll practices.  If the Executive’s employment is terminated by the Company without Cause or by the Executive for

Good Reason within three years after a Change in Control of the Company, the Executive may elect to receive the discounted present value of the Severance Payment in a lump sum payable within 30 days after termination.  If the Executive does not make such election, the Severance Payment will be payable in three equal annual installments.

“Cause” as defined in the Employment Agreement includes failure to substantially to perform duties or material breach of the Employment Agreement or Company policy by the Executive (each after a permitted cure period), willful violation of law or regulation, conviction of a felony and certain other events of a comparable nature.

“Good Reason” as defined in the Employment Agreement includes demotion of the Executive or reduction of his authority or responsibilities, reduction of his salary, failure to reelect him to the Board or the board of directors of the Bank, relocation of his current primary work location by more than 20 miles, or the Company’s material breach of the Employment Agreement (after a permitted cure period).

Item 9.01      Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                        Employment Agreement dated and effective as of March 22, 2017 between Broadway Financial Corporation and Wayne-Kent A. Bradshaw

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWAY FINANCIAL CORPORATION
(Registrant)

Date: March 27, 2017	By	/s/ Brenda J. Battey
Brenda J. Battey
Chief Financial Officer